UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

PLUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Marathon Blvd., Suite 200, Austin, Texas 78756
(Address of principal executive offices, with zip code)

(737) 255-7194

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On December 9, 2022, Plus Therapeutics, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Lorem Vascular, Pte. Ltd (“Lorem”) to resolve a previously disclosed lawsuit stemming from a contractual dispute (the “Settlement”), captioned Lorem Vascular, Pte. Ltd. v. Plus Therapeutics, Inc. et al (Case No. 1:21-CV-00885), which is pending before the United States District Court of Delaware (the “Court”). Under the terms of the Settlement Agreement, the Company will make a payment to Lorem, and Lorem will move to dismiss the lawsuit with prejudice. The Settlement Agreement releases the Company from all claims made by Lorem. The parties to the Settlement Agreement recognize that it does not constitute an admission of liability, wrongdoing, or any matter of fact or law. The Company’s portion of the payment to Lorem, net of insurance proceeds, is approximately $1.4 million. The Settlement is conditioned on the customary terms contained in the Settlement Agreement, as well as final approval of the Settlement by the Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2022

PLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, M.D.
Marc H. Hedrick, M.D. President and Chief Executive Office